UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 16, 2009

Jo-Ann Stores, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-06695	34-0720629
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 Darrow Rd., Hudson, Ohio		44236
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(330) 656-2600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 16, 2009, Jo-Ann Stores, Inc. (the "Company") entered into a new employment agreement (the "Agreement") with Darrell Webb, the Company’s Chairman of the Board, President and Chief Executive Officer. The Agreement supersedes in its entirety the prior letter agreement, effective as of June 27, 2006, between the Company and Mr. Webb. As recommended by the Compensation Committee of the Company (the "Committee") and approved by the Company’s Board of Directors (the "Board"), the Company entered into the Agreement to ensure the retention of Mr. Webb to guide the Company through the current difficult economic environment and to continue the performance improvements that have occurred under his leadership (including improved earnings per share, substantial balance sheet improvements, and same store sales and shareholder returns at the top of the Company’s peer group). In deciding to enter into the Agreement, and in determining the terms of the Agreement, the Committee and the Board considered Mr. Webb’s past success in revitalizing the Company and the relative strong performance of the Company during fiscal 2009. The Company also obtained advice from Watson Wyatt Worldwide, Inc., the Company’s independent compensation consultant.

The Agreement provides for Mr. Webb’s continued employment with the Company as its Chairman of the Board, President and Chief Executive Officer until August 1, 2011. Mr. Webb’s base salary remains $875,000, and his annual incentive opportunity at target remains 100% of his base salary. The Agreement also provides Mr. Webb with a fiscal 2010 long-term incentive opportunity valued at the same level as his fiscal 2009 long-term incentive opportunity – $1.6 million – consisting of 50% restricted shares, 25% stock options and 25% performance shares. The Company made these grants on March 16, 2009. The performance shares will be subject to the same performance metrics as in the case of the other executive officers. The options and performance shares (to the extent earned) will vest 25% per year over a four-year period. Two-thirds of the restricted shares will vest in two years, and the remaining one-third will vest in three years.

Pursuant to the Agreement, Mr. Webb received an additional grant of restricted shares with a grant date value of $3.2 million on March 16, 2009. This grant is in lieu of fiscal 2011 and 2012 long-term incentive grants. Two-thirds of these shares will vest in two years, and the remaining one-third will vest in three years.

The Agreement provides for accelerated vesting of the restricted share awards in the event the Company terminates Mr. Webb’s employment without cause or in the event Mr. Webb resigns with good reason. If Mr. Webb resigns without good reason and fails to give at least one-year’s advance written notice to the Company, he will be subject to a non-solicitation covenant. Mr. Webb already is subject to other non-competition, non-solicitation and non-disclosure covenants that remain in effect.

The Committee and the Board believe that the Agreement is in the best interest of the Company and its shareholders because it provides Mr. Webb with a strong incentive to remain with the Company for at least the next two years (since none of the restricted shares granted pursuant to the Agreement vest for two years), as the Company confronts the difficult retail environment, continues its operational performance improvement initiatives and implements its strategic plan objectives. The Agreement provides additional incentives for Mr. Webb to remain with the Company beyond the two-year period.

This summary is qualified by reference to the full text of the Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit No. - 10.1 Employment Agreement, dated March 16, 2009, between Jo-Ann Stores, Inc. and Darrell Webb

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jo-Ann Stores, Inc.

March 18, 2009	By:	/s/ David Goldston

Name: David Goldston
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated March 16, 2009, between Jo-Ann Stores, Inc. and Darrell Webb.